THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

Exhibit 4.2

THIS WARRANT FOR CLASS B UNITS (THIS “WARRANT”) AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT OR ANY APPLICABLE EXEMPTION THEREFROM AND ANY APPLICABLE STATE SECURITIES LAWS.

GRIID HOLDCO LLC

Warrant for Class B Units

October 9, 2022

This certifies that BLOCKCHAIN CAPITAL SOLUTIONS (US), INC. (the “Holder”), for value received, is entitled, subject to the terms set forth below, to subscribe for and purchase from Griid Holdco LLC, a Delaware limited liability company (the “Company”), on or prior to 5:00 P.M., New York local time on the five (5) year anniversary from the date hereof (the “Expiration Date”), at which time this Warrant shall expire and become void, up to 1,377,778 Class B Units of the Company (the “Class B Units”), as may be adjusted pursuant to the terms hereof (the “Warrant Interests”), for a price per Class B Unit equal to the Exercise Price.

THIS WARRANT HEREBY REPLACES ALL PRIOR WARRANTS THAT HAVE BEEN ISSUED BY THE COMPANY OR ANY OF ITS AFFILIATES (INCLUDING GRIID INFRASTRUCTURE LLC) TO THE HOLDER PRIOR TO THE DATE HEREOF, INCLUDING WITHOUT LIMITATION, THAT CERTAIN WARRANT TO PURCHASE CLASS B UNITS (CLASS B WARRANT NO. 2020-01) ISSUED BY GRIID INFRASTRUCTURE LLC TO BLOCKCHAIN ACCESS UK LTD, DATED AS OF JULY 1, 2020.

1.    DEFINITIONS.

1.1    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

1.2    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

1.3     “Equity Securities” means, (a) any capital stock, partnership or membership interest, unit of participation, equity interest or other similar interest, however designated (including stock appreciation, phantom stock, profit appreciation, profit participation, economic right, or other right, security, instrument or any similar rights), of the Company, and (b) any “equity security” within the meaning of the Securities Exchange Act of 1934, as amended.

1.4     “Excluded Issuance” means any (a) sale of Equity Securities to a Third Party on an arms’ length basis, to the extent applicable, (b) any grant of options or Equity Security to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement and related agreements approved by the board of managers of the Company, or (c) Equity Securities issued (i) upon the exercise or conversion of options or other Equity Securities granted under (b); (ii) as consideration for the acquisition by the Company of the units, assets, properties or business of any Person who is a Third Party on an arms’ length basis; (iii) upon any Reorganization (as defined herein); or (iv) in connection with the commencement of any initial public offering.

1.5    “Exercise Price” means $0.01 per Warrant Interest.

1.6    “Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability corporation, joint stock corporation, government (or an agency or political subdivision thereof) or other entity of any kind.

1.7    “SPAC” means Adit EdTech Acquisition Corp., a Delaware corporation.

1.8    “SPAC Transaction” means a business combination between the SPAC and the Company.

1.9    “Third Party” means any Person other than the Company or the Holder, or an Affiliate of either of them.

2.    EXERCISE; PAYMENT.

2.1     Payment. The purchase rights under this Warrant may be exercised from time to time prior to the Expiration Date by the Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company located at 2577 Duck Creek Road, Cincinnati, OH 45212, Attention: Chief Executive Officer, and by (i) the payment to the Company, by certified check or by wire transfer to an account designated by the Company, of an amount equal to the Exercise Price for each Class B Unit being purchased or (ii) by means of a cashless exercise pursuant to Section 2.4. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the number and type of securities issuable upon exercise of this Warrant are subject to adjustment as set forth in Section 3.

2.2    Exercise. Upon surrender of this Warrant prior to the Expiration Date, with the Form of Warrant Exercise attached hereto as Exhibit A, duly completed, executed and delivered to the Company at its address for notice set forth in Section 15, and upon payment of the Exercise Price for each Class B Unit purchased, in the manner provided hereunder, evidence representing Holder’s ownership of Class B Units so purchased shall be delivered to the Holder promptly, but in any event within three (3) Business Days, and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Class B Units with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time. Such new Warrant shall in all other respects be identical to this Warrant.

2.3    Exercise Price. The Holder may pay the Exercise Price for each Class B Unit to be issued upon exercise of this Warrant (i) by certified check or by wire transfer to an account designated by the Company, or (ii) in accordance with, and pursuant to, Section 2.4.

2.4    Net Exercise Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, Class B Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net exercise election notice attached hereto as Exhibit B duly executed, at the principal office of the Company. Thereupon, the Company shall issue to Holder such number of fully paid and nonassessable Class B Units as is computed using the following formula:

X	=	Y (A –B)
A

where	X =	the number of Class B Units to be issued to Holder pursuant to this Section 2.4.

	Y =	the number of shares of Class B Units covered by this Warrant in respect of which the net exercise election is made pursuant to this Section 2.4.

	A =	the Fair Market Value (defined below) of one Class B Unit, as determined at the time the net exercise election is made pursuant to this Section 2.4.

	B =	the Exercise Price in effect under this Warrant at the time the net exercise election is made pursuant to this Section 2.4.

“Fair Market Value” of a Class B Unit, Option or Convertible Security, as of the relevant date of determination (the “Determination Date”) shall mean:

(i)     If the net exercise election is made in connection with and contingent upon the closing of the sale of units to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”), and if the Company’s registration statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii)     If the net exercise election is made in connection with and contingent upon the closing of any reclassification, reorganization, merger, consolidation or other business combination, sale, dissolution, liquidation or winding-up (each a “Liquidation Event”), then the per unit value received in such Liquidation Event by the holders of Class B Units.

(iii)    If the net exercise election is not made pursuant to subparagraph (i) or (ii) above, the fair market value shall be determined in good faith by the Company’s board of managers.

2.5    Representations, Warranties, Covenants and Agreements of the Company. The Company hereby represents, warrants, covenants and agrees that:

(i)     All Class B Units which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (excluding taxes based on the income of the Holder).

(ii)     During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of Warrant Interests as would be required upon the full exercise of the rights represented by this Warrant.

(iii)     The Company is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has full power and authority to execute and deliver this Warrant and to perform its obligations hereunder, and the execution, delivery and performance by the Company of this Warrant have been duly authorized by all necessary company action.

(iv)     This Warrant has been duly and validly executed and delivered by the Company and constitutes the binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(v)     The Company shall take all such actions as may be reasonably necessary or appropriate to ensure that all such Warrant Interests are issued without violation by the Company of any applicable law or governmental regulation and shall pay all its expenses in connection with the issuance or delivery of the Warrant Interests upon exercise of this Warrant, together with any applicable withholding payable upon the issuance or delivery of the Warrant Interests to the Holder or any other Person; provided, that the Company should not be required to pay any taxes that may be payable in respect of any transfer involved in respect of the issue of the Warrant or Warrant Interest issuable upon exercise of the Warrant.

(vi)     Neither the Company nor, to its actual knowledge, any of its Affiliates, officers, directors or beneficial stockholders of 20% or more of its outstanding securities, has experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Act.

2.6    Representations, Warranties, Covenants and Agreements of the Holder. The Holder hereby represents, warrants, covenants and agrees that:

(i)     The Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Warrant.

(ii)    Each of the obligations of the Holder under this Warrant constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(iii)    The execution and delivery by the Holder of this Warrant and the fulfillment of and compliance with the terms hereof by the Holder does not and shall not as of the date hereof (i) conflict with or result in a breach by the Holder of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Holder’s equity or assets under, (iv) result in a violation of, or (v) require authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the Holder’s organizational documents in effect on the date hereof or as may be amended prior to completion of any Public Offering, or any material law, statute, rule or regulation to which the Holder is subject, or any agreement, instrument, order, judgment or decree to which the Holder is subject, except for any filings required after the date hereof under federal or state securities laws.

(iv)     The Holder is acquiring the Warrant Interests and, upon exercise of the Warrant Interests, the Class B Units issuable upon such exercise (collectively, the “Securities”) for its own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

(v)     The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Act, and the Holder has not experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Act.

(vi)     The Holder understands that the Securities are being offered and will be issued to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Securities.

(vii)     The Holder did not decide to enter into this Warrant as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

(viii)     The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the Securities which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of the Company. The Holder understands that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(ix)     The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(x)     The Holder understands that: (i) the Securities have not been and are not being registered under the Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom, and (ii) neither the Company nor any other person is under any obligation to register the Securities under the Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(xi)     The Holder has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Holder can afford a complete loss of its investments in the Securities.

3.     EFFECT OF CERTAIN EVENTS ON WARRANT INTERESTS. The Exercise Price and the number of Class B Units purchasable hereunder are subject to adjustment from time to time as set forth in this Section 3:

(i) Splits. If after the date hereof the Company shall subdivide the Class B Units, by split-up or otherwise, into a greater number of units, then the number of Class B Units issuable on the exercise of this Warrant shall forthwith be proportionately increased, and the Exercise Price shall forthwith be proportionately decreased.

(ii) Combinations. If after the date hereof the Company shall combine the Class B Units, by combination, reverse split or otherwise, into a smaller number of units, then the number of Class B Units issuable on the exercise of this Warrant shall forthwith be proportionately decreased, and the Exercise Price shall forthwith be proportionately increased.

(iii) Mergers and Reclassifications.     If after the date hereof the Company shall enter into any Reorganization then this Warrant, and all rights to purchase the Warrant Interests issuable upon exercise hereof, shall be deemed exercised immediately prior to the closing of such Reorganization and the Holder shall be entitled to receive the same kind and amount of securities and property receivable upon such Reorganization by any other holder of the number of Class B Units issuable upon exercise of this Warrant. For the purposes of this Section 3, the term “Reorganization” shall include without limitation any reclassification, capital reorganization (other than as a result of a subdivision or stock split provided for in Section 3(i) hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Class B Units), any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, or any SPAC Transaction.

(iv) SPAC Transaction. Notwithstanding anything to the contrary in this Warrant, in the event that the Company enters into a Reorganization which constitutes a SPAC Transaction, the number of Class B Units issuable upon exercise of this Warrant in full shall be automatically adjusted such that the number of Class B Units issuable and which shall automatically become exercised in accordance with Section 3(iii) immediately prior to the closing of such SPAC Transaction shall represent a number of Class B Units that when exchanged for the securities and/other property receivable to the members of the Company (including the Holder) equal to ten percent (10%) of all of the issued and outstanding capital stock of the SPAC immediately following the closing of such Reorganization.

4.     MEMBER RIGHTS. The Holder shall not, solely by virtue hereof, be entitled to any rights of a member of the Company. The Holder shall have all rights of a member of the Company with respect to Class B Units purchased upon exercise hereof of the Holder’s rights under this Warrant provided that upon exercise of such rights the Holder executes a joinder agreement to the then-current limited liability company agreement of the Company agreeing to be bound by the terms and conditions thereof. Notwithstanding the foregoing (i) in the event the Company at any time or from time to time on or prior to the Expiration Date shall make or issue, or fix a record date for the determination of holders of Class B Units entitled to receive, a dividend or other distribution payable in cash or other property, then provision shall be made so that the Holder shall receive, at the same time as the holders of the Class B Units, the amount of cash or other such property which the Holder would have been entitled to receive had this Warrant been exercised in full (on a non-cashless basis) for Class B Units on the date of such event, and (ii) nothing shall impose any liabilities on a Holder to purchase any securities or as a member of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the underlying Class B Units.

5.    FRACTIONAL SHARES. In no event shall any fractional units of Class B Units be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, Holder would, except as provided in this Section 5, be entitled to receive a fractional unit of Class B Units, then the units to be issued shall be rounded down to the nearest whole unit, and the Company shall pay to Holder an amount computed by multiplying the fractional interest by the applicable Fair Market Value (as determined in accordance with Section 2 hereof).

6.    TRANSFER.

6.1    Transfer. This warrant may not be assigned to any other party.

6.2     Securities Laws. The Holder, by acceptance hereto agrees that, absent an effective Registration Statement under the Act and qualification under the Act, covering the disposition of Class B Units issued or issuable upon exercise hereof, the Holder will not sell or transfer any or all of such Class B Units, without first providing the Company with an opinion of counsel reasonably acceptable to the Company and its counsel to the effect that such sale or transfer will be exempt from the registration requirements of the Act and the qualification requirements of the Act, and the Holder consents to the Company making a notation on its records in order to implement such restriction on transferability.

7.     CANCELLATION OF PRIOR WARRANT. That certain Warrant to Purchase Class B Units (Class B Warrant No. 2020-01) issued by Griid Infrastructure LLC to Blockchain Access UK Ltd, dated as of July 1, 2020 is hereby terminated with no further force and effect and is superseded in its entirety by this Warrant for Class B Units.

8.     LOSS OR MUTILATION. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof; the Company will execute and deliver in lieu hereof a new Warrant.

9.     NO REDEMPTIONS. The Company shall not have any right to redeem any of the Warrants evidenced hereby.

10.     GOVERNING LAWS. The internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

11.     BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

12.    SEVERABILITY. If any provision of this Warrant, or the application hereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Warrant and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid or enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

13.    AMENDMENT. This Warrant may be amended upon the written consent of the Company and the Holder.

14.     NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

15.     NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be telecopied or mailed by first class registered or certified airmail (return receipt requested), postage prepaid, and shall be deemed given when so telecopied or, if mailed, when received:

(a)	if to the Company to:

Griid Holdco LLC

2577 Duck Creek Road

Cincinnati, OH 45212

Attention: James D. Kelly III, President

Email: [***]

or to such other person at such other place as the Company shall designate to the Holder in writing;

(b)	if to the Holder, to:

Blockchain Capital Solutions (US), Inc.

[***]

Attention: [***]

Email: [***]

or to such other person at such other places as the Holder shall designate to the Company in writing.

16.     WARRANT TAX TREATMENT. Notwithstanding anything to the contrary contained herein, for U.S. federal income tax purposes, as of the date hereof, (i) this Warrant is treated as an equity interest in the Company, as if it had been exercised, (ii) the Company will issue Holder an IRS Form k-1 with respect to the equity interest, and (iii) each of the Company and the Holder will not take any actions inconsistent with such treatment, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

17.     CONSTRUCTION OF AGREEMENT. A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Warrant which shall be considered as a whole.

18.    NO ENDORSEMENT. Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Class B Units hereunder and that no federal or state securities administrator has recommended or endorsed the offering of Class B Units by the Company hereunder.

19.     PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

20.     FURTHER ASSISTANCE. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

21.     NO IMPAIRMENT. The Company will not, by amendment of its certificate of formation, limited liability company agreement or other agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, take any action, or fail to take any action, to avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

COMPANY:

GRIID HOLDCO LLC

By:	/s/ James D. Kelly III

Name:	James D. Kelly III
Title:	Chief Executive Officer and President

HOLDER:

BLOCKCHAIN CAPITAL SOLUTIONS (US), INC.

By:	/s/ Nicolas Cary

Name:	Nicolas Cary
Title:	Director

[Signature Page to Warrant for Class B Units of Griid Holdco LLC]

EXHIBIT A

FORM OF WARRANT EXERCISE

(To be signed only on exercise of Warrant)

TO: GRIID HOLDCO LLC

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,                  Class B Units of Griid Holdco LLC, a Delaware limited liability company, and herewith makes payment of $                 therefor, and requests that the certificates for such units be issued in the name of, and delivered to                                                          , whose address is                                                                 .

Dated:
(Signature must conform to name of holder as specified on the face of this Warrant)

(Address)
Tax Identification Number:

EXHIBIT B

Net Exercise Election Notice

To:	Date:

The undersigned hereby elects under Section 2.4 to surrender the right to purchase Class B Units pursuant to this Warrant. The Class B Units issuable upon such net exercise election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address